CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DESIGNATION OF DESIGNATIONS, LIMITATIONS, RESTRICTIONS

AND RELATIVE RIGHTS

OF THE SERIES B CONVERTIBLE PREFERRED STOCK OF

AUDIBLE, INC.

    This is to certify that the Board of Directors of Audible, Inc., a Delaware corporation (the "Corporation"), pursuant to authority conferred upon it by the Certificate of Incorporation of the Corporation, has at a meeting of the Board of Directors held on August 1, 2003, established the amendment set forth herein to its Series B Convertible Preferred Stock, $0.01 par value.

    The Board of Directors of the Corporation has obtained approval for this Certificate of Amendment from the holders of a majority of the outstanding shares of the Corporation’s Series B Preferred Stock in accordance with the terms of the Corporation’s Certificate of Incorporation, the previously filed Certificate of Designation and the provisions of Section 242 of the General Corporation Law of the State of Delaware. The amendment to the terms established by the prior Certificate of Designation for the Series B Convertible Preferred Stock (the "Series B Certificate of Designation") shall be as follows:

    First.    The Series B Preferred Stock shall rank pari passu on liquidation with the Corporation’s Series A Convertible Preferred Stock and Series C Convertible Preferred Stock. In order to effect such change, (a) Section 1 of the Series B Certificate of Designation is hereby deleted in its entirety and the new Section 1 set forth on Exhibit A hereto is inserted in lieu thereof as new Section 1, (b) Section 3 of the Series B Certificate of Designation is hereby deleted in its entirety and the new Section 3 set forth on Exhibit B hereto is inserted in lieu thereof as new Section 3, and (c) Section 4(b) of the Series B Certificate of Designation is hereby deleted in its entirety and the new Section 4(b) set forth on Exhibit C hereto is inserted in lieu thereof as new Section 4(b).

    Second.           Capitalized terms used herein but not otherwise defined shall have the meanings given them in the Series B Certificate of Designation.

    Third.   All other provisions of the Series B Certificate of Designation not expressly amended hereby shall remain in full force and effect.

(signature on next page)

IN WITNESS WHEREOF, the undersigned has executed this certificate effective this _ _ day of August, 2003.

AUDIBLE, INC.

By:

Name: Donald Katz
Title: Chairman and Chief Executive Officer

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Exhibit A

New Section 1

    1.    Designation of the Series; Rank. 1,250,000 shares of Preferred Stock, par value $0.01 per share, shall be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The issuance price of the Series B Preferred Stock shall be $0.56 per share (the "Original Purchase Price"). The Series B Preferred Stock shall rank senior to the Common Stock and any other capital stock of the Corporation ranking junior to the Series B Preferred Stock, and shall rank pari passu with the Corporation’s Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") and Series C Convertible Preferred, par value $.01 per share (the "Series C Preferred Stock") upon liquidation, dissolution or winding up. The date on which the first share of Series B Preferred Stock was issued shall hereinafter be referred to as the "Original Issue Date".

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Exhibit B

New Section 3

    3.    Liquidation, Dissolution or Winding Up.

          (a)    In the event of any voluntary or involuntary bankruptcy, liquidation, dissolution or winding up of the Corporation (a "Liquidation"), before any distribution of assets shall be made to the holders of Common Stock, the holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (the "Available Assets") an amount equal to the Original Purchase Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (an "Adjustment")) plus all dividends, declared and unpaid on such share up to the date of distribution to the holders of Series B Preferred Stock of the Available Assets to which they are entitled. After payment of the preference amount set forth in this Section 3(a), the holders of Series B Preferred Stock shall not be entitled to receive any additional amounts.

          (b)    Nothing set forth in Section 3(a) above is intended to restrict the distribution that would be received by a holder of Series B Preferred Stock if, prior to a Liquidation, such holder elected to convert its shares of Series B Preferred Stock into Common Stock pursuant to Section 5 below.

          (c)    The payment of the preference amount set forth in this Section 3(a) shall be made pro rata and on a pari passu basis with the preferential amounts payable upon Liquidation to the holders of the Corporation’s Series A Preferred Stock and Series C Preferred Stock.

          (d)    If upon any such Liquidation the Available Assets shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in the distribution of the Available Assets in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          (e)    The preferences described in Sections 3(a), 3(c) and 3(d) shall collectively be known as the "Liquidation Preference."

          (f)    The merger, reorganization, consolidation, sale of all or substantially all the assets of the Corporation or recapitalization of the Corporation into, by or with another corporation (as applicable) or other similar transaction or series of related transactions in which 50% or more of the voting power of the Corporation is disposed of or in which the stockholders of the Corporation immediately prior to such merger, reorganization, consolidation, sale of all or substantially all the assets of the Corporation or recapitalization own less than 50% of the Corporation’s voting power immediately after such merger, reorganization, consolidation or recapitalization, or the sale of all or substantially all the assets of the Corporation (any such event an "Acquisition Event"), shall be deemed to be a Liquidation for purposes of this Certificate of Incorporation, unless the holders in interest of at least 50% of the then outstanding shares of Series B Preferred Stock, acting together as a single class, elect otherwise by giving written notice thereof to the Corporation at least three (3) days before the effective date of such event. The amount deemed distributed for purposes of determining the Liquidation Preference for the holders of shares of Series B Preferred Stock upon any Acquisition Event shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

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          (g)    Written notice of such Liquidation, stating a payment date, the Liquidation Preference and the place where said Liquidation Preference shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile or electronic mail, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

          (h)    Nothing in this Section 3 shall be construed so as to limit the right of each holder of Series B Preferred Stock to exercise the conversion rights set forth in Section 5 below immediately prior to a Liquidation.

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Exhibit C

New Section 4(b)

          (b)    The Corporation shall not, without first obtaining the written consent or affirmative vote of the holders of at least 50% of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting, as the case may be, separately as a class, (i) amend the Certificate of Incorporation if such action would alter the preferences, rights, privileges or powers of the Series B Preferred Stock or decrease the total number of authorized shares of Series B Preferred Stock, (ii) issue additional shares of Series B Preferred Stock, or (iii) alter the payment of the preference amount set forth in Sections 3(a) and 3(c) such that such payment is not made pro rata and on a pari passu basis with the preferential amounts payable upon Liquidation to holders of the Series A Preferred Stock and Series C Preferred Stock.

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